Exhibit 99.1

Francine J. Bovich Nominated for Election to Annaly Capital Management, Inc. Board of Directors

NEW YORK--(BUSINESS WIRE)--April 9, 2014--Annaly Capital Management, Inc. (NYSE:NLY) (Annaly or the Company) today announced that Francine J. Bovich has been nominated for election to Annaly’s Board of Directors at the Company’s 2014 Annual Meeting on May 22, 2014. If Ms. Bovich is elected, the Board would consist of nine directors, seven of whom would be independent directors.

“We are extremely pleased to welcome Fran and look forward to her advice and counsel,” said Wellington Denahan, Annaly’s Chief Executive Officer. “She has significant investment management experience and a great depth of industry knowledge and we are confident she will be a tremendous asset for us.”

Ms. Bovich has over 30 years of investment management experience lastly serving as a Managing Director of Morgan Stanley Investment Management from 1993 to 2010. Since 2011, Ms. Bovich has been a trustee of The Bradley Trusts. Ms. Bovich has also served as a board member of The Dreyfus Family of Funds since 2011. From 1991 through 2005, Ms. Bovich served as the U.S. Representative to the United Nations Investment Committee, which advised a global portfolio of approximately $30 billion. Ms. Bovich is a member of The Economic Club of New York, an emeritus trustee of Connecticut College and Chair of the Investment Sub-Committee for its endowment, and a director of Hill House, Inc. Ms. Bovich has a B.A. in Economics from Connecticut College and an M.B.A. in Finance from New York University.

Other Information

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (REIT). Annaly is managed and advised by Annaly Management Company LLC.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations, 888-8Annaly
www.annaly.com